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                                                               Exhibit 10.3



EMPLOYMENT AGREEMENT, effective as of October 1, 1991, by and between MUELLER INDUSTRIES, INC., a Delaware corporation having its principal address at 555 North Woodlawn, Wichita, Kansas 67208 (the "Employer"), and HARVEY KARP, an individual residing at West End Road, (P.O. Box 30) East Hampton, New York 11937 (the "Executive").

                                 WITNESSETH:


WHEREAS, the parties desire to provide for the employment of the Executive by the Employer as set forth in this agreement (this agreement being hereinafter called the "Agreement").

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto covenant and agree as follows:

1.     Term of Employment.

The Employer agrees to employ the Executive, and the Executive hereby accepts such employment, as Chairman of the Board of Directors of the Employer, for a term commencing as of October 1, 1991 and ending on December 31, 1993 (the "Initial Term"). The Initial Term shall be automatically extended for one (1) additional year as of December 31, 1993, and thereafter for one (1)additional year as of December 31 of each succeeding calendar year, until either party hereto gives written notice, on or prior to August 31 of any such calendar year, of its intention not to extend the Initial Term (as then extended) for one (1) additional calendar year, in which case the Executive's employment hereunder shall terminate on December 31 of that calendar year during which such notice is given. The preceding two sentences notwithstanding, the Executive's employment hereunder may be terminated earlier in accordance with Section 4 hereof. Subject to earlier termination as provided in Section 4 hereof, the Executive's term of employment hereunder, including the Initial Term and all additional one (1) year extensions thereof, is hereinafter referred to as the "Employment Period."

2.     Duties and Authority.

     a. During the Employment Period the Executive shall serve as Chairman of the Board of. Directors of the Employer. The Executive shall devote his best efforts and full working time and attention to services for the Employer. The Executive agrees to hold any other office or position with the Employer or any of the Employer's subsidiaries without additional compensation if elected or appointed to such office or position.


     b. The Executive shall be responsible to identify and propose to the Employer's Board of Directors persons suitable to serve as President of the Employer.





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3.     Compensation.

     a. As compensation for the Executive's services in all capacities during the Employment Period, the Employer shall pay the Executive the following:

          (i) a base salary at the rate of $480,000 per annum (the "Base Salary"), to be paid in equal installments in accordance with normal payroll practices of the Employer but not less frequently than monthly;

         (ii) a payment, upon execution of this Agreement, equal to the amount of the reasonable legal fees incurred by the Executive in connection with the preparation and negotiation of this Agreement;


        (iii)     a discretionary cash incentive bonus (the
     "Bonus") for the period beginning October 1, 1991 and ending on December 31, 1991, and for each subsequent calendar year or part thereof during which the Executive is employed, the amount of such Bonus to be determined by the Employer acting in good faith.

         (iv) an option (the "Option") to acquire five hundred thousand (500,000) shares of common stock of the Employer, such Option to be in the form and subject to the terms and conditions expressed in Exhibit A attached hereto.

     b. The Executive shall be entitled to reimbursement for reasonable business and travel expenses incurred in the performance of his duties in accordance with the Employer's normal reimbursement practices.

     c. Subject to the terms of the applicable plan and/or program, the Executive shall participate in all bonus, incentive, stock option, pension, disability and health plans and programs and all fringe benefit plans maintained by or on behalf of the Employer and in which senior executives of the Employer are entitled to participate.

4.     Termination of Employment.

     a. The Executive's employment hereunder shall terminate upon the Executive's death, and the Employer shall have the right to terminate the Executive's employment upon his permanent disability. A permanent disability is a physical or mental disability which results in the Executive's inability to substantially perform his duties hereunder for a period of 90 consecutive days or for a period of 120 days within any period of 12 consecutive months, except that a permanent disability shall not include a physical or mental disability which occurs in connection with the Executive's employment hereunder. In the event of termination by reason of death or permanent disability, the Employer's obligation to pay further compensation hereunder shall cease on the date of termination, except that the Executive (or, in the case of death, his beneficiaries, or his estate if no beneficiary has been named)shall be entitled to receive his Base Salary and Bonus prorated on a calendar day basis through the date of such termination.




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     b.   The Employer may terminate the Executive's employment
hereunder for Cause (as defined below) upon not less than 30 days prior written notice specifying such cause. If the Executive's' employment hereunder is terminated for Cause, the Executive shall forfeit the Option effective as of the date of the termination of his employment, but the Option shall remain exercisable for the 30 day period following the Executive's receipt of written notice required under this Section 4(b). For purposes of this Agreement, the term "Cause" shall mean (i) the Executive's willful and continued failure to substantially perform his duties hereunder, (ii) the engaging by the Executive in willful misconduct which is demonstrably and materially injurious to the Employer, or (iii) the Executive's conviction of a felony for a crime of moral turpitude. For purposes of this Section 4(c), no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer. The Executive shall not be terminated for Cause in the case of actions or omissions described in clauses (i) or (ii) of this
Section 4(b) unless the Employer shall have given the Executive an opportunity to cure any such actions or omissions during the 30 day period after the Executive's receipt of written notice required under this Section 4(b).

     c. The Executive's employment hereunder may be terminated by the Employer without Cause upon not less than 90 days prior written notice. In such event, the Executive shall continue to receive his Base Salary otherwise payable pursuant to Section 3 hereof as if his employment had continued for the remainder of the Employment Period. The Employer shall determine in good faith whether the Bonus should be payable for a calendar year in which the Executive is terminated by the Employer without Cause.

     d. The Executive shall also have the right to resign voluntarily from employment during the Employment Period by written notice to the Employer at least 60 days prior to the effective date of the resignation. Upon his resignation, the Executive shall be entitled to receive any accrued but unpaid Base Salary. The Employer shall have discretion whether or not to award the Executive a Bonus for any calendar year in which he resigns.

     e. If the Executive's employment shall terminate by expiration of the Employment Period in accordance with Section 1 hereof, or if his employment is terminated for Cause pursuant to Section 4(b), or if the Executive shall voluntarily resign for any reason, the Executive's right to receive the Base Salary (except any accrued and unpaid salary), the Bonus, and any other compensation and benefits to which he would otherwise be entitled under this Agreement shall be forfeited as of the date of termination of employment, except as expressly provided below:

          (i) If the Initial Term of this Agreement shall not have been extended for an additional one-year period and the Executive's employment hereunder shall terminate by expiration of the Employment Period, in accordance with Section 1 hereof, on December 31, 1993, the Executive shall be entitled to receive the Bonus for calendar year 1993 in accordance with Section 3(a)(iii) hereof.





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         (ii)   If the Initial Term of this Agreement shall be extended for one or more additional one-year periods and the Executive's employment hereunder shall terminate by expiration of the Employment Period, in accordance with Section 1 hereof, on December 31 of any calendar year succeeding calendar year 1993, the Executive shall be entitled to receive the Bonus for such succeeding calendar year in accordance with
     Section 3(a)(iii) hereof.

     f. Except as provided in Section 4(b) hereof, the Executive's death or termination of employment shall not affect his rights under the Option.

5.     Notices.

     Any notice or other communication hereunder shall be made in writing by hand-delivery or telecopier (and, if by telecopier, followed by a copy either delivered by hand within three days thereafter or sent by registered first-class mail on the next business day) and shall be deemed to have been delivered and received when delivered by hand, if personally delivered, and when receipt acknowledged, if telecopied, as follows: (a) if to the Executive at the address shown at the beginning of this Agreement and at the following telecopier numbers: (516) 329-2838 and (212) 307-9514 or to such other person(s) or address(es) or telecopier number(s) as the Executive shall have furnished to the Employer in writing, and (b) if to the Employer at the address shown at the beginning of this Agreement and at the following telecopier number: (316) 682-9650, attention of the Board of Directors, with copies to Foulston & Siefkin, 700 Fourth Financial Center, Broadway at Douglas, Wichita, Kansas 67202, Attention: Larry G. Rapp, Esq., telecopier number (316) 267-6345, or to such other person(s) or address(es) or telecopier number(s) as such persons or the Company shall have furnished to the Executive in writing.

6.     Assignability.

     This Agreement shall not be assignable by the Employer except to a majority-owned subsidiary or parent entity of the Employer and shall be binding upon and inure to the benefit of the Employer and its successors and assigns. This Agreement shall not be assignable by the Executive, but it shall be binding upon, and to the extent provided in Section 4(a) shall inure to the benefit of, the Executive's heirs, executors, administrators and legal representatives.

7.     Entire Agreement.

     This Agreement supersedes all prior understandings between the Executive and the Employer as to the subject matter hereof.











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8.     Waivers, Amendments and Further Agreements.

     Neither this Agreement nor any term or condition hereof, including without limitation the terms and conditions of this Section 8, may be waived, modified or amended in whole or in part as against the Employer or the Executive except by written instrument executed by each of the parties expressly stating that it is intended to operate as a waiver, modification or amendment of this Agreement or the applicable term or condition hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

9.     Severability.

     In case one or more of the provisions contained in this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.     No Conflicting Obligations.

     The Executive represents and warrants to the Employer that the Executive is not now under any obligation to anyone other than the Employer and other entities of which he is a non-executive director and has no interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the Executive's performance of any of the covenants or duties hereinabove set forth. However, subject to
Section 2 hereof, nothing herein shall be deemed to limit the Executive's participation in, or pursuit of, non-conflicting business interests.

11.     Survival.

     Except as otherwise provided herein, the covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the Executive's termination of employment, irrespective of any investigation made by or on behalf of any party.

12.     Governing Law.

     This agreement shall be governed by and construed and enforced in accordance with the law of the State of New York.

13.     Arbitration.

     Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration by a single arbitrator in accordance with the rules then in effect of the American Arbitration Association in an arbitration in New York, New York. Judgment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction.






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14.     Headings.

     The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.


15.     Counterparts.

     This Agreement may be executed in counterparts each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the date first above written.

                                       MUELLER INDUSTRIES, INC.



      [Seal]                        By:/s/Earl W. Bunkers
                                       Name:  Earl W. Bunkers
                                       Title:     EVP Finance
                                       Date:    December 4, 1991




                                       /s/Harvey L. Karp
                                       Harvey Karp
                                       Date:    December 4, 1991

























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